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                                                                    Exhibit 99.1
[CENTERPOINT ENERGY LOGO]

FOR IMMEDIATE RELEASE                                                Page 1 of 2
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              CenterPoint Energy completes partial distribution of
                            Texas Genco common stock

     HOUSTON, TX - January 6, 2003 - CenterPoint Energy, Inc. (NYSE:CNP) today completed the distribution of approximately 19 percent of the 80 million outstanding shares of common stock of its wholly owned subsidiary, Texas Genco Holdings, Inc., to CenterPoint Energy shareholders. Texas Genco shares will begin trading under its new stock ticker symbol TGN tomorrow morning on the New York Stock Exchange.

     CenterPoint Energy completed the partial distribution by giving each CenterPoint Energy shareholder one share of Texas Genco common stock for every 20 shares of CenterPoint Energy common stock owned as of the record date, December 20, 2002, unless the shareholder disposed of the right to receive the Texas Genco shares prior to the distribution date. Cash payments for fractional shares will be made following the distribution. The stock distribution and any cash payments will be taxable to shareholders.

     The publicly traded common stock of Texas Genco will be used to determine the market value of the generating assets and to quantify the company's stranded costs in the 2004 true-up proceeding by the Texas Public Utility Commission. This method is prescribed by Senate Bill 7, the law enacted by the Texas legislature in 1999 that opened the electric market to retail competition.

     "We are pleased to offer CenterPoint Energy shareholders a stake in one of the largest wholesale electric power generating companies in the U.S.," said David M. McClanahan, president and chief executive officer of CenterPoint Energy. "Texas Genco is one of the most diversified generation companies in Texas, using natural gas, coal, lignite and nuclear fuels. The experienced management team is committed to operational excellence and improved financial performance."

     Texas Genco owns 14,175 MW of electric generation in Texas. It is expected to establish a dividend policy under which it will pay an initial quarterly cash dividend of $0.25 per share, which would be paid in March 2003.

     More details about Texas Genco are available at www.CenterPointEnergy.com or www.txgenco.com.

                                     -more-

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[CENTERPOINT ENERGY LOGO]

FOR IMMEDIATE RELEASE                                                Page 2 of 2
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     CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission and distribution, natural gas distribution and sales, interstate pipeline and gathering operations, and more than 14,000 megawatts of power generation in Texas. The company serves nearly five million customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Missouri, Oklahoma, and Texas. Assets total nearly $19 billion. CenterPoint Energy became the new holding company for the regulated operations of the former Reliant Energy, Incorporated in August 2002. With more than 11,000 employees, CenterPoint Energy and its predecessor companies have been in business for more than 130 years.

     This news release includes forward-looking statements. Actual events and results may differ materially from those expressed or implied by these statements. Factors that could affect actual results include the timing of receipt of regulatory approvals, changes in CenterPoint Energy's business plans, financial market conditions and other factors discussed in CenterPoint Energy's filings with the Securities and Exchange Commission.

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